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                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

                                                        For Further Information:
                                                              Contact: Jim Stark
                                                    Director, Investor Relations
                                                                  (402) 479-8306

                      TRANSCRYPT NAMES MICHAEL JALBERT CEO

LINCOLN, NEBRASKA, MARCH 1, 1999 -- Transcrypt International, Inc. (OTC Bulletin Board: TRII) today announced that Michael E. Jalbert has been hired as President and Chief Executive Officer of the Company. Prior to joining Transcrypt, Mr. Jalbert (pronounced jal-bear) was President & CEO of Microdyne Corporation of Alexandria, VA; a Nasdaq listed company, which was recently acquired by L-3 Communications. Microdyne is a communications company specializing in the manufacturing and sale of signaling and telemetry products and technology outsourcing services. After joining Microdyne in 1997, Mr. Jalbert refocused the company business units and successfully concentrated the management team on profitable growth strategies. Mr. Jalbert, 54, also served as CEO of IDB Mobile Communications in Bethesda, MD and prior to that held executive positions with Diversey Corporation and Air Products.

Mr. Jalbert will join Transcrypt on March 1, 1999. Transcrypt's Board of Directors intends to elect him as Chairman of the Board at its next regular meeting on March 25th. "Combining these three jobs into one position makes good business sense and allowed us to attract someone of Mike Jalbert's experience" stated current Chairman of the Board, John Connor.

Tom Thomsen, Chair of the Transcrypt Search Committee, stated that, "The Company reviewed or interviewed over 50 candidates in this national search. The Board is very pleased to be able to hire someone, who in a series of increasing accountabilities, has demonstrated strong leadership skills, professional executive capabilities and impeccable integrity. He brings a working knowledge of related industry marketing and manufacturing as well as corporate governance of publicly held companies."

"The Board thanks John Connor for his dedicated hard work in stepping back in as interim CEO during the past eight months of the search", Thomsen added. Connor, who has been Chairman of Transcrypt since 1991, will remain as an outside director and has agreed to a one year consulting arrangement to assist with the CEO transition, matters relating to the class action lawsuits and strategic initiatives that may arise.

Mr. Jalbert has a Bachelor of Science degree in Biology and Chemistry from Concordia University in Montreal and he has been a very active member of the Young Presidents Organization, World Presidents, Hospice and Amateur Athletic Association. Jalbert and his wife, Helene, will be moving to Lincoln during the next few months. The couple has three grown children living in various regions of North America.

Transcrypt International, Inc., manufactures information security products that prevent the unauthorized interception on sensitive voice and data communication and also designs, develops, manufactures and markets stationary land mobile radio transmitters/receivers and mobile and portable radios.

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